Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 31, 2023, relating to the consolidated financial statements of NovaBay Pharmaceuticals, Inc. (the “Company”), included in its Annual Report on Form 10-K for the year ended December 31, 2022, which included an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ WithumSmith+Brown, PC

San Francisco, California

May 31, 2023